Exhibit 99.1
Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Reports Third Quarter 2010 Financial Results

Third Quarter Highlights

❑
For the quarter, generated funds from operations (“FFO”) of $20.5 million, an increase of $198.7 million from FFO of negative $178.2 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was $0.41 for the third quarter of 2010 as compared to FFO of negative $3.57 in the same quarter of the previous year. The increase in FFO for the quarter was primarily attributable to a decline of approximately $199.6 million in impairments and provisions for loan losses, as compared to the same quarter of the previous year.

❑
For the quarter, net income to common stockholders was $4.8 million, or $0.10 per diluted common share, as compared to the net loss of $203.1 million, or negative $4.07 per diluted common share, for the same quarter of the previous year.

❑
Maintained approximately $208.8 million of liquidity at quarter end, as compared to approximately $157.5 million of liquidity reported in the prior quarter. Liquidity at September 30, 2010 included approximately $141.6 million of cash and cash equivalents and approximately $67.2 million of restricted cash in two of the Company’s three CDOs.

❑	Repurchased $20.0 million of CDO bonds previously issued by the Company’s 2005-1 and 2006-1 CDOs, generating gains on early extinguishment of debt of $11.7 million for the quarter.

❑	Commenced a tender offer to purchase up to 4,000,000 shares of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock, or the Series A preferred stock.

❑	Gramercy Realty:

•
During the quarter, closed on the sale of three properties with an aggregate sales price of approximately $17.7 million. Approximately $15.3 million of senior debt and $1.3 million of mezzanine debt related to these properties was repaid.

•
During the quarter, commenced 22 new leases totaling approximately 78,573 square feet, and renewed 43 leases totaling approximately 179,087 square feet. Quarter-end occupancy was 83.7%, as compared to the 85.2% occupancy reported in the prior quarter.

❑	Gramercy Finance:

•	During the quarter, modified two debt investments with an aggregate principal balance of $117.5 million.

•
During the quarter, received $90.1 million of loan and CMBS repayments and reduced unfunded commitments associated with existing loans by $10.2 million to approximately $4.9 million from approximately $15.1 million at June 30, 2010.

•
Recorded a net provision for loan losses of approximately $10.0 million relating to three separate loans with an aggregate carrying value of approximately $73.9 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan losses was approximately $13.2 million for the preceding quarter and approximately $205.5 million for the same quarter of the prior year. The Company’s reserve for loan losses at September 30, 2010 was $273.8 million, or approximately 19.1% of the unpaid principal balance, in connection with 21 separate loans with an aggregate carrying value of $534.4 million.

•	Originated within CDO 2006-1 a new $28.5 million first mortgage investment, secured by an urban retail center which is 100.0% occupied.

Summary

NEW YORK, N.Y. – November 2, 2010 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $20.5 million, or $0.41 per diluted common share, and net income available to common stockholders of $4.8 million, or $0.10 per diluted common share for the quarter ended September 30, 2010. The Company generated total revenues of $159.6 million during the third quarter, an increase of $5.6 million from $154.0 million generated during the same quarter of the previous year. At September 30, 2010, the Company owned 25.4 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.7 billion, in addition to approximately $1.2 billion of loan investments, $1.0 billion of commercial mortgage–backed real estate securities, or CMBS, and $713.1 million in other assets. As of September 30, 2010, approximately 55.5% of the Company’s assets were comprised of commercial property, 18.4% of debt investments, 15.3% of CMBS and 10.8% of other assets.

Liquidity and Funding

The Company remains focused on reducing leverage, extending or restructuring Gramercy Realty’s $240.5 million mortgage loan or the Goldman mortgage loan, and $550.7 million of senior and junior mezzanine loans, or the Goldman mezzanine loans, actively managing portfolio credit, generating liquidity from existing assets, accretively investing repayments in loan and CMBS investments and renewing expiring leases.

In March 2010, the Company amended its Goldman mortgage loan and Goldman mezzanine loans to extend the maturity date to March 11, 2011 and to modify certain other loan terms. The Goldman mortgage loan is collateralized by approximately 195 properties held by Gramercy Realty and the Goldman mezzanine loans are collateralized by the equity interests in substantially all of the entities comprising Gramercy Realty, including its cash and cash equivalents. The Company does not expect that it will be able to refinance the entire amount of indebtedness under the Goldman mortgage loan and the Goldman mezzanine loans prior to their final maturity and it is unlikely to have sufficient capital to satisfy any shortfall. Failure to satisfy any shortfall will result in a default and could result in the foreclosure of the underlying Gramercy Realty properties and/or the Company’s equity interests in the entities that comprise substantially all of Gramercy Realty. Such default would materially and adversely affect the Company’s business, financial condition and results of operations. A loss of the Gramercy Realty portfolio or lack of resolution of the Goldman mortgage loan and the Goldman mezzanine loans would trigger a substantial book loss and would likely cause the Company to have negative book value. The Company continues to negotiate with its lenders to further extend or modify the Goldman mortgage loan and the Goldman mezzanine loans; however, the Company and its lenders have made no significant progress in those negotiations to date. There can be no assurance as to when, or if, the Company will be able to accomplish an extension or a modification to the Goldman mortgage loan and the Goldman mezzanine loans.

During the third quarter of 2010, the Company repurchased at a discount, four CDO bonds aggregating $20.0 million issued by its 2005-1 and 2006-1 CDOs, and generated a gain on extinguishment of debt of approximately $11.7 million. For 2010 year to date, the Company has repurchased at a discount, CDO bonds aggregating $39.0 million and generated gains on extinguishment of debt of approximately $19.4 million. These bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding at September 30, 2010.

During the third quarter of 2010, Gramercy Realty sold three properties for an aggregate gross sales price of approximately $17.7 million. Approximately $15.3 million of senior debt and $1.3 million of mezzanine debt related to these properties was repaid.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $90.1 million during the third quarter of 2010. Unfunded commitments associated with existing loans declined to $4.9 million at September 30, 2010 from approximately $15.1 million at June 30, 2010.

Liquidity at September 30, 2010 was approximately $208.8 million, as compared to approximately $157.5 million of liquidity for the prior quarter. The Company’s liquidity at September 30, 2010 included approximately $141.6 million of cash and cash equivalents and approximately $67.2 million of restricted cash in two of its three CDOs. Cash and cash equivalents increased approximately $7.9 million as of September 30, 2010 as compared to $133.7 million at the end of the second quarter of 2010, primarily due to an increase in prepaid rental collections by Gramercy Realty, including a prepayment of an annual rental payment of $5.1 million from the PREFCO Bank of America portfolio, as well as lower management, general and administrative costs. The increase in restricted cash in the Company’s CDOs was primarily attributable to additional loan prepayments, partial repayments and scheduled amortization payments, partially offset by the origination of a new $28.5 million first mortgage investment within 2006-1 CDO.

The following chart summarizes the liquidity in Gramercy Realty and Corporate/Gramercy Finance as of September 30, 2010 and December 31, 2009 (dollars in thousands):

	September 30, 2010		December 31, 2009	Change
Cash and cash equivalents (1):
Corporate/Gramercy Finance	$109,197		$104,801	$4,396
Gramercy Realty	32,428	(2)	33,544	(1,116)
Subtotal	$141,625		$138,345	$3,280

Restricted CDO cash:
CDO 2005-1	$-		$35,551	$(35,551)
CDO 2006-1	66,838		22,094	44,744
CDO 2007-1	374		4,802	(4,428)
Subtotal	67,212		62,447	4,765
Total liquidity	$208,837		$200,792	$8,045

(1)
Pursuant to the terms of extension of the Goldman mortgage loan and Goldman mezzanine loans, transfers from Gramercy Realty to Corporate/Gramercy Finance are limited to: (a) the reimbursement of direct costs related to executing the extension and (b) reimbursement of not more than $2,500 of corporate overhead per quarter.

(2)	Includes $23,517 of rental income paid in advance.

The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fee earned. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee would be diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of October 2010, the most recent distribution dates for the Company’s 2005-1 and 2006-1 CDOs, the 2006-1 CDO was in compliance with the interest coverage and asset overcollateralization covenants but the overcollaterization compliance margin remains very thin. The Company’s 2005-1 CDO failed its overcollaterization test at the October 2010, July 2010 and April 2010 distribution dates. The Company’s 2007-1 CDO failed its overcollaterization test at each of the February 2010, May 2010 and August 2010 distribution dates. The reinvestment period for the 2005-1 CDO closed in July 2010; the reinvestment period for the 2006-1 CDO will close in July 2011.

The following chart summarizes the Company’s CDO compliance tests as of the most recent distribution date.

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	111.37%	107.00%	94.06%
Limit	117.85%	105.15%	102.05%
Compliance margin	-6.48%	1.85%	-7.99%
Pass/Fail	Fail	Pass	Fail
Interest Coverage (2)
Current	522.37%	544.60%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	389.52%	439.45%	N/A
Pass/Fail	Pass	Pass

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent a loan asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions. During the quarter, 22 new leases totaling 78,573 net rentable square feet commenced and 43 leases totaling approximately 179,087 net rentable square feet were renewed. Gramercy Realty sold three properties for an aggregate sales price of approximately $17.7 million during the quarter. At September 30, 2010, one property is designated as held-for-sale. The cash flow from Gramercy Realty’s portfolio after debt service and capital requirements is expected to remain negative throughout the extended term of the Goldman mortgage loan and Goldman mezzanine loans that are secured by substantially all of the assets of Gramercy Realty.

During the quarter, occupancy declined by approximately 150 basis points to 83.7% at September 30, 2010. The decline was primarily due to the expiration of approximately 388,000 square feet in the PREFCO Wachovia portfolio and the lease termination of approximately 113,000 square feet in an office building in Charlotte, NC, which was partially offset by the sale of three completely vacant buildings. Gramercy Realty’s operating property portfolio as of September 30, 2010 is summarized below:

	Number of Properties			Rentable Square Feet		Occupancy
Portfolio	At 9/30/10		At 6/30/10	At 9/30/10	At 6/30/10	At 9/30/10	At 6/30/10
Branch	573		575	3,695,190	3,700,582	84.4%	84.9%
Office	323		325	21,669,842	21,862,030	83.6%	85.3%
Land	2		2	-	-	-	-
Total (1)	898	(2)	902	25,365,032	25,562,612	83.7%	85.2%

(1)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in this table.
(2)	Reflects the sale of three properties and the termination of one leasehold interest.

Gramercy Realty’s top five tenants by percentage of base rent as of September 30, 2010 were:

Tenant/Financial Institutions	Credit Rating (1)	Number of Locations	Renatable Sq. Ft.	% of Rentable Sq. Ft.	% of Base Rent
Bank of America, N.A.	A2	366	11,059,401	43.6%	39.6%
Wells Fargo Bank, N.A.(2)	Aa2	127	4,188,651	16.5%	13.4%
Citizens Financial Group (3)	A1	9	267,585	1.1%	3.0%
Regions Financial Corporation (4)	Baa3	71	653,604	2.6%	2.6%
General Services Administration (GSA)	Aaa	6	252,471	1.0%	2.4%
Total		579	16,421,712	64.8%	61.0%

(1)	All ratings from Moody’s.
(2)	Successor by merger to Wachovia Bank, N.A.
(3)
Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group, Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Citizens Financial Group Inc. is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.

(4)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

Gramercy Finance

As of September 30, 2010, debt investments owned by Gramercy Finance had a carrying value of approximately $1.2 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $292.3 million, and had associated unfunded commitments of approximately $4.9 million. CMBS investments had an aggregate carrying value of approximately $1.0 billion as of September 30, 2010, net of impairments, unamortized fees and discounts of approximately $221.9 million. Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs.

Asset yields for fixed rate and floating rate debt investments as of September 30, 2010 were 7.97% and 30-day LIBOR plus 370 basis points, respectively, compared to 7.84% and 30-day LIBOR plus 376 basis points, respectively, in the previous quarter. First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, decreasing to 68.5% at September 30, 2010, compared to 69.8% in the previous quarter. The weighted average remaining term of Gramercy Finance's debt investment portfolio remained unchanged from the prior quarter, standing at 1.9 years, and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio remained unchanged from the prior quarter at 3.7 years.

Approximately $111.9 million, or 9.2%, of the Company’s debt investments are scheduled to mature during 2010 and the Company expects that substantially all loans that qualify will be extended by its borrowers. Of the debt investments maturing in the fourth quarter of 2010, approximately $88.8 million have the option to extend if the extension tests are met.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments including debt investments held for sale, as of September 30, 2010 were:

	Debt Investments (1)		Fixed Rate:	Floating Rate:
	($ in 000's)	Percentage	Effective Yield	Effective Spread
Whole Loans - floating rate	$707,934	58.4%	--	329 bps
Whole Loans - fixed rate	122,829	10.1%	6.77%	--
Subordinate Mortgage Interests - floating rate	75,406	6.2%	--	295 bps
Subordinate Mortgage Interests - fixed rate	47,055	3.9%	6.01%	--
Mezzanine Loans - floating rate	141,122	11.6%	--	621 bps
Mezzanine Loans – fixed rate	87,100	7.2%	10.74%	--
Preferred Equity - floating rate	28,224	2.3%	--	349 bps
Preferred Equity - fixed rate	4,225	0.3%	7.22%	--
Subtotal	1,213,895	100.0%	7.97%	370 bps
Commercial Mortgage-Backed Securities - floating rate	$48,218	4.8%	--	189 bps
Commercial Mortgage-Backed Securities - fixed rate	960,940	95.2%	6.53%	--
Subtotal	1,009,158	100.0%	6.53%	189 bps
Total	$2,223,053		6.84%	361 bps

(1) Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses, impairments and other adjustments.

During the quarter, the Company modified two loans with an aggregate principal balance of $117.5 million resulting in sponsor cash infusions to one of the borrowers of approximately $6.6 million.

The Company recorded a net provision for loan losses of approximately $10.0 million for the quarter, or $0.20 per fully diluted common share. The provision relates to three separate loans with an aggregate carrying value of approximately $73.9 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan loss was approximately $13.2 million for the preceding quarter and approximately $205.5 million for the same quarter of the prior year. The Company’s reserve for loan losses at September 30, 2010 was approximately $273.8 million, or approximately 19.1% of the unpaid principal balance, in connection with 21 separate loans with an aggregate carrying value of approximately $534.4 million. In addition, the Company recorded a non-cash impairment charge of approximately $6.7 million related to CMBS investments deemed to be other-than-temporarily impaired, and a non-cash impairment charge of approximately $2.7 million on the acquisition of the remaining 60% interest in the Whiteface Lodge. Additionally, a $10.0 million impairment on a parcel of land acquired in a foreclosure in 2007 is presented within discontinued operations. For the quarter ended September 30, 2010, the Company incurred charge-offs of approximately $127.6 million related to three loans, the largest of which was related to the Company’s mezzanine loan to Stuyvesant Town/Peter Cooper Village, fully reserved for in prior periods.

At September 30, 2010, Gramercy Finance had three non-performing loans with a carrying value of $23.1 million, net of associated valuation allowances of approximately $92.6 million. At September 30, 2010, three loans with an aggregate carrying value of approximately $70.2 million, net of associated valuation allowances of approximately $27.5 million, were classified as sub-performing, as compared to four loans with an aggregate carrying value of approximately $126.1 million, net of associated valuation allowances of $43.1 million at June 30, 2010.

Investment Activity

Gramercy Finance originated a $28.5 million first mortgage investment, acquired approximately $10.3 million par value of CMBS and sold $8.0 million par value of CMBS for a gain during the third quarter of 2010. Carrying values of origination and acquisition activity for the quarter is summarized as follows:

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Yield
Whole loans - floating rate	1	$28,358	---	418 bps
Commercial mortgage - backed securities - fixed rate	2	7,543	11.10%	---
Total	3	$35,901	11.10%	418 bps

Gramercy Realty made no acquisitions during the third quarter of 2010.

Operating Results

For the third quarter 2010, Gramercy Realty’s rental revenues totaled approximately $76.0 million, and related operating expenses aggregated approximately $46.2 million as compared to prior quarter’s rental revenues of approximately $76.4 million and related operating expenses of approximately $44.1 million, inclusive of reclassification adjustments for discontinued operations.

Gramercy Finance’s debt investments generated investment income of approximately $40.8 million for the third quarter of 2010, as compared to approximately $43.8 million for the prior quarter.

Interest expense was approximately $50.9 million for the third quarter, as compared to $49.4 million for the prior quarter. Interest expense includes costs related to $2.7 billion of long-term notes issued by the Company’s three CDOs but not held by the Company and $2.3 billion of mortgage and mezzanine notes payable.

For the third quarter of 2010, management, general and administrative expense was approximately $6.8 million, a decrease of $3.2 million from the $10.0 million incurred in the prior quarter and a decrease of $1.2 million from the $8.0 million incurred in the same quarter of the prior year. The decrease in management, general and administrative expenses is primarily attributable to the costs incurred in prior periods in connection with the redemption of the junior subordinated notes and additional legal fees related to the debt investments modified during the prior quarter as well as approximately $0.4 million of legal and professional fees, reclassified to discontinued operations due to the redesignation of a parcel of land to held for sale during the third quarter of 2010.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected to not pay a dividend on the common stock. Beginning with the fourth quarter of 2008, the Company’s board of directors also elected to not pay the Series A preferred stock dividend of $0.50781 per share. The preferred stock dividend has been accrued for eight consecutive quarters and aggregates to approximately $18.7 million through September 30, 2010. The Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. Given the Company’s current financial condition, it does not know when, or if, it will pay future dividends, including accumulated and unpaid dividends on the Series A preferred stock. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise. No dividend will be paid as part of the Series A preferred stock tender offer announced on October 1, 2010. At the expiration of the tender offer, the accrued and unpaid dividends of $4.07 per share of the Series A preferred stock will be eliminated for those shares validly tendered and not withdrawn.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Tuesday, November 2, 2010, at 2:00 p.m. EDT to discuss third quarter 2010 financial results. The Supplemental Report will be furnished on Form 8-K with the Securities and Exchange Commission and will be available prior to the quarterly conference call on the Company's website, www.gkk.com.

The live call will be webcast in listen-only mode on the Company’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (866) 362-5158 Domestic or (617) 597-5397 - International, using pass code “Gramercy.”

A replay of the call will be available from November 2, 2010 at 5:00 p.m. EDT through November 9, 2010 at 11:59 p.m. EST by dialing (888) 286-8010 - Domestic or (617) 801-6888 - International, using pass code 21572461.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 15 of this release.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company’s Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; the adequacy of the Company’s cash reserves, working capital and other forms of liquidity; maintenance of liquidity needs, including balloon debt payments; our reduced liquidity resulting from a tender offer of our Series A preferred stock; the success or failure of the Company’s efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; the ability to raise debt and equity capital; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets and any loss the Company might recognize in connection with such investments; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statement of Operations
(Unaudited amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Rental revenue	$78,182	$79,840	$236,570	$242,078
Investment income	40,773	42,222	128,831	140,014
Operating expense reimbursements	31,656	30,634	89,780	90,644
Other income	8,981	1,263	16,345	3,775
Total revenues	159,592	153,959	471,526	476,511
Expenses
Property operating expenses:
Real estate taxes	9,917	10,211	30,860	29,699
Utilities	11,221	11,367	30,430	30,771
Ground rent and leasehold obligations	4,350	4,885	14,191	13,776
Property and leasehold impairments	-	587	-	4,181
Direct billable expenses	2,254	2,466	4,939	6,725
Other property operating expenses	24,999	18,575	66,735	59,551
Total property operating expenses	52,741	48,091	147,155	144,703

Interest expense	50,911	55,935	151,572	179,745
Depreciation and amortization	26,652	27,228	80,867	84,185
Management, general and administrative	6,769	7,960	24,144	20,799
Management fees	-	-	-	7,787
Business acquisition costs	-	-	-	5,010
Impairment on securities and loans held for sale	6,730	13,551	21,333	139,930
Impairment on business combination, net	2,722	-	2,722	-
Provision for loan loss	10,000	205,508	64,390	425,692
Total expenses	156,525	358,273	492,183	1,007,851
Income (loss) from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	3,067	(204,314)	(20,657)	(531,340)
Equity in net income from unconsolidated joint ventures	2,006	2,397	4,870	6,584
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	5,073	(201,917)	(15,787)	(524,756)
Gain on extinguishment of debt	11,703	-	19,443	107,229
Provision for taxes	(19)	(88)	(123)	(2,489)
Net income (loss) from continuing operations	16,757	(202,005)	3,533	(420,016)

Net loss from discontinued operations	(10,674)	(1,736)	(12,118)	(14,000)
Net gains from disposals	1,127	3,021	2,439	11,531
Net income (loss) from discontinued operations	(9,547)	1,285	(9,679)	(2,469)

Net income (loss)	7,210	(200,720)	(6,146)	(422,485)
Net (income) loss attributable to non-controlling interest	(60)	(60)	(84)	944
Net income (loss) attributable to Gramercy Capital Corp.	7,150	(200,780)	(6,230)	(421,541)
Accrued preferred stock dividends	(2,336)	(2,336)	(7,008)	(7,008)
Net income (loss) available to common stockholders	$4,814	$(203,116)	$(13,238)	$(428,549)
Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.29	$(4.10)	$(0.08)	$(8.57)
Net income (loss) from discontinued operations	(0.19)	0.03	(0.19)	(0.03)
Net income (loss) available to common stockholders	$0.10	$(4.07)	$(0.27)	$(8.60)

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.29	$(4.10)	$(0.08)	$(8.57)
Net income (loss) from discontinued operations	(0.19)	0.03	(0.19)	(0.03)
Net income (loss) available to common stockholders	$0.10	$(4.07)	$(0.27)	$(8.60)
Basic weighted average common shares outstanding	49,920	49,857	49,906	49,844
Diluted weighted average common shares and common share equivalents outstanding	50,423	49,857	49,906	49,844

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except per share data)

	September 30, 2010	December 31, 2009
Assets
Real estate investments, at cost:
Land	$887,056	$891,078
Building and improvements	2,385,907	2,391,817
Other real estate investments	20,518	-
	3,293,481	3,282,895
Less: accumulated depreciation	(151,047)	(106,018)
Total real estate investments, net	3,142,434	3,176,877

Cash and cash equivalents	141,625	138,345
Restricted cash	79,149	76,859
Pledged government securities, net	93,986	97,286
Investment in joint ventures	92,466	84,645
Assets held for sale, net	486	841
Tenant and other receivables, net	74,086	61,065
Acquired lease assets, net of accumulated amortization of $134,199 and $92,958	408,982	450,436
Deferred costs, net of accumulated amortization of $28,121 and $21,243	11,386	10,332
Other assets	18,183	13,342
Subtotal	4,062,783	4,110,028

Assets of Consolidated Variable Interest Entities ("VIEs")
Real estate investments, at cost:
Land	15,786	19,059
Building and improvements	48,726	36,586
	64,512	55,645
Less: accumulated depreciation	(2,320)	(1,442)
Total real estate investments directly owned	62,192	54,203

Restricted cash	148,618	130,331
Loans and other lending investments, net	1,176,195	1,383,832
Commercial mortgage-backed securities	1,009,158	984,709
Investment in joint ventures	-	23,820
Assets held for sale, net	47,651	-
Derivative instruments, at fair value	857	-
Accrued interest	31,452	32,122
Deferred costs, net of accumulated amortization of $24,281 and $19,478	16,403	21,709
Other assets	41,897	24,683
Subtotal	2,534,423	2,655,409

Total assets	$6,597,206	$6,765,437

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
Liabilities and Stockholders' Equity:
Mortgage notes payable	$1,667,465	$1,702,155
Mezzanine notes payable	550,731	553,522
Junior subordinated notes	-	52,500
Total secured and other debt	2,218,196	2,308,177

Accounts payable and accrued expenses	51,823	58,157
Dividends payable	18,688	11,707
Accrued interest payable	6,479	2,793
Deferred revenue	163,704	159,179
Below market lease liabilities, net of accumulated amortization of $201,194 and $144,253	713,753	770,781
Leasehold interests, net of accumulated amortization of $7,090 and $5,030	16,205	18,254
Liabilities related to assets held for sale	257	238
Other liabilities	5,869	16,193
Subtotal	3,194,974	3,345,479

Non-Recourse Liabilities of Consolidated VIEs
Mortgage notes payable	$40,639	41,513
Collateralized debt obligations	2,697,928	2,710,946
Total secured and other debt	2,738,567	2,752,459

Accounts payable and accrued expenses	12,566	4,137
Accrued interest payable	5,937	6,991
Derivative instruments, at fair value	199,246	88,786
Other liabilities	853	67
Subtotal	2,957,169	2,852,440

Total liabilities	6,152,143	6,197,919

Commitments and contingencies	-	-

Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,922,393 and 49,884,500 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively.	111,205	111,205
Additional paid-in-capital	1,079,613	1,078,784
Accumulated other comprehensive loss	(206,168)	(96,038)
Accumulated deficit	(541,059)	(527,821)
Total Gramercy Capital Corp stockholders' equity	443,641	566,180
Non-controlling interest	1,422	1,338
Total equity	445,063	567,518
Total liabilities and equity	$6,597,206	$6,765,437

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income (loss) available to common stockholders	$4,814	$(203,116)	$(13,238)	$(428,549)
Add:
Depreciation and amortization	28,254	29,328	86,047	92,456
FFO adjustments for unconsolidated joint ventures	1,091	1,082	3,251	3,370
Less:
Non real estate depreciation and amortization	(1,918)	(2,450)	(6,039)	(8,098)
Gain on sale	(11,692)	(3,020)	(13,083)	(4,974)
Funds from operations	$20,549	$(178,176)	$56,938	$(345,795)

Funds from operations per share - basis	$0.41	$(3.57)	$1.14	$(6.94)

Funds from operations per share - diluted	$0.41	$(3.57)	$1.14	$(6.94)